BUSINESS

Overview

We are a leading diversified manufacturer of tactical wheeled vehicles (‘‘TWV’’), vehicle armoring systems and life safety and survivability products for the military, law enforcement and commercial markets. We are a prime aerospace and defense contractor on a number of key U.S. military programs, and we also provide a broad portfolio of branded security products. Our customers include domestic and international militaries, law enforcement, security and corrections personnel, government agencies, multinational corporations and individuals. In May 2006, we acquired Stewart & Stevenson Services, Inc. (‘‘Stewart & Stevenson’’), which positions us as one of the three major original equipment manufacturers (‘‘OEM’’) of TWV and the leading manufacturer of medium weight class TWV for the U.S. military. The acquisition of Stewart & Stevenson also adds over $1.4 billion to our backlog as of May 31, 2006, which enhances our future sales visibility. Our business consists of three principal segments: our Aerospace & Defense Group, our Products Group and our Mobile Security Division.

Aerospace & Defense Group.    The Aerospace & Defense Group supplies TWV, life safety and survivability systems to the U.S. military and major aerospace and defense prime contractors. Our core markets are land, marine and aviation safety and military personnel protection. Our most significant operations within the Aerospace & Defense Group are the manufacturing of TWV and the armoring of a variety of light, medium and heavy TWV for the military. For example, we design, develop and manufacture ballistic and blast protection armoring systems for a variety of military ground vehicles, including such programs as the ‘‘Up-Armored’’ High Mobility Multi-purpose Wheeled Vehicle (‘‘HMMWVs,’’ commonly known as the Humvee), Heavy Expanded Mobility Tactical Truck (‘‘HEMTT’’), Palletized Load System (‘‘PLS’’), Heavy Equipment Transporter (‘‘HET’’), M915, Armored Security Vehicle (‘‘ASV’’) and the Family of Medium Tactical Vehicles (‘‘FMTV’’).

The Aerospace & Defense Group develops and supplies personnel equipment, including Small Arms Protective Inserts (‘‘SAPI’’) and other engineered ceramic body armor, helmets, shields and other similar protective and duty equipment. Our products include, among others, Modular Lightweight Load-Carrying Equipment (‘‘MOLLE’’) systems, Outer Tactical Vests (‘‘OTVs’’) and Advanced Combat Helmets (‘‘ACH’’). We are currently the largest supplier of MOLLE systems for the U.S. Army, which is a modular rucksack that can be configured in a number of ways depending on the needs of the military mission. We also manufacture OTVs which, when used with SAPI plates, provide enhanced protection against bullets, mines, grenades and mortar and artillery shells. SAPI plates have been adopted by the U.S. military as a key element of the protective equipment worn by U.S. troops.

The Aerospace & Defense Group develops and sells military rotary and fixed-wing aircraft seating systems, helicopter cockpit airbag systems, aircraft armor kits, emergency bailout parachutes and survival equipment worn by military aircrew. The primary customers for these products are the U.S. Army, U.S. Navy, U.S. Marine Corps, Boeing and Sikorsky Aircraft and other major U.S. aircraft manufacturers.

Products Group.    Our Products Group, previously referred to as the Armor Holdings Products Division, manufactures and sells a broad range of high-quality equipment marketed under brand names that are known in the military and law enforcement communities. Products manufactured by this group include concealable and tactical body armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, emergency lighting products, forensic products, firearms accessories, weapon maintenance products, foldable ladders, backpacks and specialty gloves.

Mobile Security Division.    Our Mobile Security Division, operating under the brand name CENTIGON(TM), manufactures, services, and integrates certified armoring systems into commercial vehicles that are designed to protect against varying degrees of ballistic and blast threats on a global basis. We armor a variety of programs that are available commercially, including custom limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles. Our customers in this business include U.S. federal law enforcement, intelligence and diplomatic agencies, foreign heads of state, multinational corporations, as well as high net worth individuals and cash-in-transit operators.

Material Developments

Acquisition of Stewart & Stevenson

On May 25, 2006, we completed the acquisition of Stewart & Stevenson for approximately $792.0 million in cash, excluding transaction costs and after deducting Stewart & Stevenson’s net cash balance. Stewart & Stevenson designs and manufactures TWV used by the U.S. and international militaries, and is one of the three major OEMs of TWV to the U.S. military. Stewart & Stevenson is the sole manufacturer of the U.S. Army’s FMTV, has delivered over 30,000 of these vehicles since 1991, and is currently under contract to produce the FMTV through September 2008. The U.S. Army's stated acquisition objective for the FMTV program is approximately 83,000 vehicles. In addition, Stewart & Stevenson has been selected as the only manufacturer for the U.S. Army’s next generation technology demonstrator vehicle, Maneuver Sustainment Variant, which is part of the Future Tactical Truck System. Stewart & Stevenson derived approximately 75% of its revenues of $726.4 million for the fiscal year ended January 31, 2006 from the production of FMTV and vehicle cabs.

The primary strategic benefit of our acquisition of Stewart & Stevenson is our new position as an OEM of the TWV fleet. As the U.S. Army transitions its long-term armoring strategy, TWV OEMs are expected to gain contracting authority for all ballistic and blast protection armoring systems, giving us the ability to better position our armoring technology and survivability systems on the FMTV. We believe that the combination of our core competency in vehicle armoring and Stewart & Stevenson’s leading design and fabrication operations will allow us to capitalize on the U.S. military’s evolving needs for its TWV fleet.

Zylon® Investigation

For the current status of the lawsuits, investigations and related matters relating to Zylon®, see ‘‘Business-Legal Proceedings-Zylon®’’ set forth herein.

Industry Overview

Military and private sector demand for armored vehicles and personnel safety products is primarily driven by equipment replacement and modernization trends, military activity and post-conflict instability, as well as terrorism and crime-fighting initiatives. Trends in each of these areas have led to a broad upturn in demand for our life safety and survivability systems and products in both the military and private sectors, at home and abroad.

Many institutions within the government and private sector have redefined their strategies to protect against, respond to, and combat terrorism. The Bush Administration’s fiscal 2006 budget request included $30.8 billion for homeland security spending, an increase of $1.8 billion over 2005. While it is impossible to quantify the effects that spending by the U.S. government on homeland security will have on our businesses, we expect to benefit to the extent that this spending is allocated to increase the number of law enforcement personnel, to purchase security equipment and consumables used in equipping and training these personnel.

Tactical Wheeled Vehicle Market.    The U.S. military operates a fleet of approximately 245,000 TWV, which is comprised of approximately 130,000 HMMWVs, 88,000 medium TWV and 27,000 heavy TWV. With the average vehicle age of the fleet at 14 years, and nearly 20 years for the medium TWV segment, the U.S. military has undertaken a vehicle modernization plan that is expected to replace the entire fleet in the next 5 to 10 years. Total expenditures for the new fleet are expected to reach $30.0 billion. In addition to the long-term demand generated by the modernization program, near-term TWV demand will continue to be driven by high replacement rates in conflict zones, where vehicles average lives are reduced from 15-20 years to two years. It is estimated that approximately half of the U.S. military’s HMMWVs will need to be replaced following the end of the operation in Iraq.

Vehicle Armor Market.    Recent conflicts, military actions, and protracted involvement in peacekeeping missions around the globe have increased the demand for rapidly deployable and highly mobile armored vehicles. We believe the Up-Armored HMMWV has demonstrated an ability to survive front-line combat action in Bosnia, Kosovo, Afghanistan, and Iraq. The U.S. Army has announced commitment to a Long Term Armor Strategy that is expected to install an armor ‘‘A-Kit’’ on all future TWV. The ‘‘A-Kit’’ provides hard-to-install armor in the manufacturing line at OEMs and a ‘‘B-Kit’’ that can be stored and easily installed on vehicles when needed. In March 2005 the U.S. Army published a Tactical Wheeled Vehicle Strategy that identifies a requirement between fiscal year 2006 and fiscal year 2011 for 40,760 light TWV, 31,443 medium TWV, and 6,981 heavy TWV. While no assurance can be given that these requirements will not change or that we will succeed in attracting orders of a meaningful portion of these vehicles, we believe our Aerospace & Defense Group will continue to maintain its position as a major supplier of ballistic and blast protection armoring systems due to our investments in research & development, our reputation as a leading armor provider, and our relationship with our customers. Foreign governments and militaries are also investing in armored vehicle technology, including the Up-Armored HMMWV, and other armored vehicle alternatives. Iraqi Freedom Funds are being used to purchase Up-Armored HMMWVs to protect the Iraqi Army from the same threats facing U.S. forces. We believe the need to protect military forces, government officials, private organizations, and private individuals will increase the requirement for lightly armored commercial vehicles in many countries facing high levels of crime, terrorism and violence around the world.

Aviation Safety Market.    The aviation life safety and survivability systems market is comprised of three distinct market segments: crash safety, ballistic survivability, and personnel safety equipment. Historically, the primary market for crash safety has been in military helicopters, driven by the military’s interest in protecting both aviators and troops under severe conditions. Over the past several years interest in crash safety in the commercial marketplace has grown both due to changes in government regulations and customer interest in safety as a differentiator in aircraft operational capabilities. Products falling into the area influencing survivability include crashworthy seats, airbags, landing gear, fuel systems, and structures. Demand for these products on the military side has begun to increase reflecting the U.S. military’s need to upgrade aircraft such as the U.S. Army’s UH-60M Black Hawk, U.S. Navy’s MH-60 Seahawk, and the U.S. Marine Corps UH-1Y and AH-1Z programs. The replacement of helicopters that have been damaged or destroyed in combat operations is also supporting near term opportunities. Long-term continued growth potential is indicated by programs just starting or in development such as the U.S. Army’s Armed Reconnaissance Helicopter, the U.S. Army’s Light Utility Helicopter, and the U.S. Air Force’s Combat Search and Rescue helicopter. The ballistic survivability market is both for military helicopters and fixed wing transport aircraft. Many front line aircraft have some basic armor protection. We believe there is a growing interest in new protective solutions that can offer more complete ballistic protection within the limited available weight on an aircraft. Foreign markets for crash safety and ballistic survivability products are similar in size to the U.S. market, although the types of aircraft and customer base are more fragmented. The personnel safety market for aviators and passengers of aircraft include equipment such as body armor, uniforms and helmets, survival vests and survival equipment, inflatable life preservers, parachutes, and emergency oxygen. The market is experiencing some growth as new ensembles incorporating lessons learned from combat are introduced and replacement equipment is increased due to the increased pace of operations.

Military Personnel Body Armor Market.    The type and extent to which U.S. forces are being provided protective body armor is changing. In 1998, the U.S. Army and U.S. Marines adopted a new body armor ensemble called Interceptor. This ensemble is made up of a soft armor vest for fragmentation protection (using similar materials and design concepts as the law enforcement vests) and hard, ceramic body armor plates, known as SAPI, inserted into the soft vest to provide rifle protection over vital organs. The concept was deployed in a combat zone in Afghanistan with success measured in the reduction of life-threatening chest wounds. During the invasion of Iraq, many front line U.S. forces were equipped with the Interceptor system. The use of the Interceptor system was extended to cover all deployed troops in the combat zone by order of the Secretary of the Army in mid-2003. Procurement actions by the U.S. Army and U.S. Marines are underway to outfit all active, Reserve and National Guard troops that could be deployed around the world. The market is substantial and is straining the capacity of the industry to support the need. In 2000, the U.S. Special Forces developed a new combat helmet called the Modular Integrated Communications Helmet which took advantage of new technologies. Today the U.S. Army has adopted a variant of this helmet design called the ACH as its standard and is planning to equip all soldiers with the helmet by the end of 2008. The need for personnel protection has received media attention which we believe will continue to gain Congressional interest. We believe efforts to increase individual protection with the introduction of side SAPI plates in 2006 will increase the total SAPI requirement. We believe our Aerospace & Defense Group is one of a small number of contractors qualified to produce large volumes of the highest level protection SAPI for the U.S. military.

Law Enforcement Security Products Market.    According to the most recent data available from the Department of Justice, direct expenditures for police protection services in the United States grew at a compound annual growth rate of 6.7% from 1984 through 2003, to a total of $83.1 billion in 2003. We currently believe that this growth rate will continue, as will the growth in the number of police officers and other first responders in the United States. The Bush Administration estimates that there are more than 1.9 million first responders in the United States, categorized as follows:

•	Local police departments have an estimated 556,000 full-time employees, including 436,000 sworn enforcement personnel.

•	Sheriff’s offices reported about 291,000 full-time employees, including 186,000 sworn personnel.

•	There are over 1 million firefighters, of which approximately 750,000 are volunteers.

•	There are over 155,000 nationally registered emergency medical technicians.

Many institutions within the government and private sector have redefined their strategies to protect against, respond to, and combat terrorism. The Bush Administration’s fiscal 2006 budget request included $41.1 billion for homeland security spending, an increase of $2.6 billion over 2005. While it is impossible to quantify the effects that spending by the U.S. government on homeland security will have on our businesses, we expect to benefit to the extent that this spending is allocated to increase the number of law enforcement personnel, to purchase security equipment and consumables used in equipping and training these personnel.

Our Competitive Strengths

Sole Provider and Manufacturer on Key Military Programs.    We are the sole source provider of armoring for the M1114 Up-Armored HMMWV. We also developed the proprietary technology and are a provider of the armoring system for the next generation M1151/52 Up-Armored HMMWV. Through Stewart & Stevenson, we are the sole manufacturer of the U.S. Army’s FMTV. As sole provider and manufacturer on key U.S. military programs, we have developed extensive technological expertise in platform development and design and fabrication of ballistic and blast protection armoring systems. We believe we can continue to leverage our technological expertise and our leading market positions to capitalize on the evolving TWV and related armoring needs of the U.S. military.

Leading Market Positions in Branded Security Products.    We manufacture a broad range of high-quality security products that are marketed under brand names that are well-established with our customers, including the U.S. military and law enforcement agencies. Our reputation for high-quality brands has helped us to capture leading market positions in our target markets, and our extensive distribution network has allowed us to grow revenues from our branded security products through new product introductions and enhancements as well as cross-selling opportunities.

Diversified Product Portfolio.    Through our three business segments, we have assembled a diversified product portfolio to meet the varied security needs of our customers. Our expertise in life safety and survivability systems has allowed us to maintain our leading market positions on a number of key programs for the U.S. military. Our product portfolio encompasses ballistic and blast protected ground vehicles, armored crashworthy seats on a variety of helicopter programs and a number of protective products for soldiers and law enforcement personnel worldwide. We believe that our diversified product portfolio provides us with a stable base of revenues and cash flow.

Significant Backlog and Long-Term Relationships with Government and Military Customers.    As of May 31, 2006, including the acquisition of Stewart & Stevenson, our Aerospace & Defense Group had a backlog of $2.1 billion through 2008, of which the orders for FMTV represent approximately $1.4 billion. Our backlog is with customers from whom we derive the majority of our revenues, including the U.S. government. We believe we have developed strong relationships with our customers as evidenced by our over 25-year relationship with the U.S. military. We believe that our reputation and long-standing relationships with our customers help us to drive revenues and cash flow.

Strong Cash Flow Generation.    By focusing on our core competencies, which include our ability to manufacture and distribute TWV, vehicle ballistic and blast protection armoring systems, high-quality security products, and life safety and survivability systems and our ability to integrate acquisitions, we have been able to grow the business substantially, both internally and through acquisitions. This growth has resulted in strong cash flow generation as evidenced by $134.9 million of cash flow from operations in 2005. We intend to continue to focus on growing our cash flow by capitalizing on the benefits of the Stewart & Stevenson acquisition and managing expenses and capital expenditures.

Experienced Management Team with Proven Track Record of Successfully Integrating Acquisitions.    Our management team brings extensive knowledge of our customers and a proven ability to effectively manage our operations. The core of our management team has worked together since 1996, and has been further augmented through additions in engineering and research and development to provide the capability to develop a range of new products. Since 1996, our management team has completed 28 acquisitions. Over that time period, our management has established a proven track record of integrating acquisitions into our business, including Second Chance in 2005, Specialty Defense and Bianchi in 2004, Simula in 2003 and the O’Gara group of companies in 2001.

Our Business Strategy

Continue Strategic Focus on Life Safety and Survivability Systems.    We believe we have established leading market positions in life safety and survivability systems, which have applications across a variety of military and law enforcement platforms, including military and commercial vehicles, rotary and fixed-wing aircraft and individual soldier and law enforcement personnel. Our products include ballistic and blast protection armoring systems on TWV and commercial vehicles, integrated safety systems on certain helicopter programs, SAPI, body armor, helmets, shields and other similar products. We intend to continue to expand our technological and developmental expertise in life safety and survivability systems. We believe that our diversified knowledge and offerings in this area will allow us to continue to drive revenues and cash flow by addressing the varied and evolving security needs of our customers.

Leverage Position as an OEM.    As a result of our acquisition of Stewart & Stevenson, we have become the sole manufacturer of the FMTV for the U.S. Army. Since 1991, the FMTV has been a reliable program and over 30,000 trucks have been produced as of June 15, 2006. The U.S. Army's stated acquisition objective for the FMTV is approximately 83,000 vehicles. We believe that the combination of Stewart & Stevenson's expertise as an OEM, coupled with our expertise as an armor subsystems integrator, positions us to benefit from the U.S. Army’s increasing demand for the FMTV as well as the future potential armoring of the FMTV. Additionally, we believe our acquisition of Stewart & Stevenson will allow us to improve our overall relationship with the U.S. military as its security objectives continue to evolve.

Benefit from Increasing Demand for TWV and Related Armoring Systems.    We believe the U.S. military’s demand for TWV, ballistic and blast protection armoring and other life safety and survivability systems will increase because: (i) of the increased replacement and repair need for TWV with integrated armoring systems due to accelerated wear and tear on vehicles involved in the conflicts in Iraq and Afghanistan, (ii) the entire fleet deployed in Iraq is expected to remain there, creating long-term demand for replenishment of the U.S. military's fleet and (iii) the U.S. Army’s long-term armoring strategy is expected to introduce ballistic and blast protection armoring systems to the existing fleet of TWV. As the sole manufacturer of FMTV, we believe we are well-positioned to capture a significant share of the TWV expected to be produced and armored. As the sole source provider of the M1114 Up-Armored HMMWVs, we believe that we are in a strong position to provide armoring on additional military ground vehicles. Examples include the next generation M1151/52 Up-Armored HMMWV, recent efforts to develop and supply armor kits for various types of light through heavy TWV and the continued relationship with the OEMs to explore ballistic and blast armoring protection opportunities for the TWV fleet.

Continue to Expand Distribution Network and Product Offerings.    Within our Products Group, we intend to continue to leverage our distribution network by expanding our branded product offerings through new product offerings and product enhancements that complement our existing offerings. We believe that by continuing to expand our distribution network both domestically and internationally and by expanding our product offerings, we will further strengthen our relationship and enhance our brand appeal with our customers.

Focus on Core Competencies.    We intend to continue to focus on our core competencies, which include our ability to manufacture and distribute TWV, vehicle ballistic and blast protection armoring systems, high-quality security products, and life safety and survivability systems and our ability to integrate acquisitions. We plan to enhance our core competencies by expanding and sharing our research and development efforts and core technology across divisions and markets, developing new products and acquiring businesses that complement our existing technical base and manufacturing operations. We plan to continue to streamline our manufacturing processes, integrate the Stewart & Stevenson acquisition and pursue additional operating efficiencies to maximize the profitability of our business.

Pursue Strategic Acquisitions.    Since 1996, we have completed 28 acquisitions, including Stewart & Stevenson. We will continue to seek opportunities to make strategic acquisitions that complement our business operations in one or more of the following ways: (i) further diversifying our product offerings, (ii) improving our technology, (iii) expanding into new markets, (iv) providing additional distribution channels and (v) developing new customer relationships. We have historically taken a disciplined, value-based approach to evaluating acquisition opportunities, driven by a prudent use of our capital, rigorous due diligence standards and a targeted expected return on our investment.

Acquisitions

We pursue a strategy of growth through acquisition by acquiring businesses and assets that complement our existing operations. We seek to exercise a high degree of financial discipline and to strictly adhere to the following criteria to evaluate prospective acquisitions, including whether the business to be acquired:

•	broadens the scope of products we offer or the geographic areas we serve;

•	offers attractive margins;

•	is accretive to earnings;

•	offers opportunity to improve profitability by increasing the efficiency of our operations;

•	is managed in a manner consistent with our existing businesses; and

•	complements our portfolio of existing businesses by increasing our ability to meet our customers’ needs.

We have completed 28 acquisitions in continuing operations since January 1, 1996. The following table sets forth information regarding each of these acquired businesses and their respective product categories:

Business or Assets Acquired	Year of Acquisition	Segment	Primary Product Categories
Stewart & Stevenson Services, Inc.	2006	Aerospace & Defense	Military Vehicles
Swiss-Photonics AG	2006	Products	Document Examination Equipment and Optical Subsystems
Second Chance Body Armor, Inc.	2005	Aerospace & Defense and Products	Body Armor and Soldier Equipage
Optemize.com, Inc.	2005	Corporate	Information Technology
Bianchi International	2004	Products	Duty Gear
The Specialty Group, Inc.	2004	Aerospace & Defense	Soldier Equipage
Kleen-Bore, Inc.	2004	Products	Firearm Cleaning Kits
Vector Associates, Inc. (dba ODV, Inc.)	2004	Products	Narcotic Identification Kits
Hatch Imports, Inc.	2003	Products	Specialty Gloves and Accessories
Simula, Inc.	2003	Aerospace & Defense	Human Safety and Survival Systems
911 Emergency Products	2002	Products	Warning and Emergency Lighting, Safety Products
Trasco Bremen	2002	Mobile Security	Commercial Vehicles
B-Square	2002	Products	Firearm Accessories
Foldable Products Group	2002	Products	Safety Products
Evi-Paq	2002	Products	Forensics
Speedfeed	2002	Products	Firearm Accessories
Identicator	2001	Products	Forensics
O’Gara-Hess & Eisenhardt Companies	2001	Aerospace & Defense and Mobile Security	Commercial and Military Vehicles
Guardian Products	2001	Products	Less Lethal Products
Monadnock Lifetime Products	2000	Products	Police Batons
Lightning Powder	2000	Products	Forensics
Break-Free	2000	Products	Weapons Maintenance Products
Safariland	1999	Products	Duty Gear

Business or Assets Acquired	Year of Acquisition	Segment	Primary Product Categories
Federal Laboratories	1998	Products	Less Lethal Products
Protech Armored Products	1998	Products	Hard Armor
Supercraft Limited	1997	Products	Military Apparel & Outerwear
Defense Technology	1996	Products	Less Lethal Products
NIK Public Safety	1996	Products	Forensics

Products

Aerospace & Defense Group

Product Market	Aerospace & Defense Products
Tactical Vehicles	FMTV, LMTV, Pinzgauer, Low Signature Armored Cabs (LSAC)
Vehicle Armor	Up-Armored HMMWVs, including M1114, add-on-armor kits, replacement armor cabs, ballistic glass and gunner protection
Body Armor	SAPI and SAPI Armor-Piercing (AP) plates, Outer Tactical Vests, Lightweight Integrated Mobility Body Armor System (LIMBS) extremity protection
Helmets	Ballistic helmets and accessories
Aircraft Armor	Floor armor, seat armor, etc.
Air Bag Systems	Cockpit Air Bag Systems (CABS), Rotorcraft External Airbag Protection System (REAPS), inflatable restraints
Seating Systems	Cockpit, crew, troop, pilot/co-pilot, passenger and VIP seating for military and commercial aircraft; crashworthy, energy-absorbing and armored versions available
Individual Equipment	Load-carrying equipment such as MOLLE, parachutes, flotation collars, survival ensembles such as US Air Warrior, and Products Group products used by the military, such as gloves, holsters, security enclosures, etc.

We are a provider of TWV for the military, ballistic and blast protection armoring systems for military ground vehicles, armored crashworthy seats for a variety of helicopter programs, other life safety and survivability systems for military aircraft, and protective equipment for military personnel, as well as other equipment used to protect humans in a variety of life-threatening or catastrophic situations. Our military vehicular and aircraft products are deployed on a wide range of high-profile military platforms including, among others, the HMMWV and the AH-64 Apache and UH-60 Black

Hawk helicopters. Our body-worn personnel protection equipment is used by the U.S. Army, Marine Corps, and Air Force Special Operations Forces. Primary customers include the U.S. military, Boeing, Sikorsky, Bell Helicopter, Oshkosh Truck, AM General, Stewart & Stevenson and the U.S. Coast Guard.

Tactical Wheeled Vehicles.    We are one of the three major suppliers of TWV to the U.S. military. We design, manufacture and support TWV primarily used by U.S. and international militaries and are the sole manufacturer of the U.S. Army’s FMTV. The FMTV is a multi-variant family of TWV that meets multiple mission requirements in the 2.5 to 10 ton range. There are currently over 17 active configurations, including troop carriers, wreckers, tractors, cargo trucks, vans, and dump trucks. The FMTV has consistently delivered world class reliability and operational readiness to the U.S. military. With over 85% parts commonality across the variant range, the FMTV minimizes the complexity of logistical support for the fleet. Since 1991, the Stewart & Stevenson TWV business has delivered over 30,000 vehicles to the U.S. military and is currently under contract to produce the FMTV through September 2008.

Vehicle Armor Products.    Our expertise in military vehicle life safety and survivability systems focuses on armor kits for TWV and ballistic and blast protection armoring systems for military ground vehicles. We are currently the sole-source provider to the U.S. military of armor solutions for Up-Armored HMMWVs. The HMMWV chassis is produced by AM General Corporation and shipped directly to our facility in Fairfield, Ohio, where up-armoring components are added for the M1114 Up-Armored HMMWVs. The Up-Armored HMMWVs provide exterior protection against various levels of armor piercing ammunition, overhead airburst protection and underbody blast protection against anti-tank and anti-personnel mines. In addition, we install other features designed to enhance crew safety, comfort and performance, such as air conditioning, weapon turrets and mounts, door locks and shock absorbing seats. We also supply engineering design and prototype services in support of the Up-Armored HMMWV program, as well as spare parts and logistics and ongoing field support services. None of our contracts with the U.S. military have a minimum purchase commitment and the U.S. military generally has the right to cancel its contracts unilaterally, at its convenience.

We are currently a provider of armor and blast protection kits for the new M1151/52 Up-Armored HMMWV. We provide AM General Corporation with an A-Kit which is installed as part of the vehicle manufacturing process. The A-Kit provides basic underbody armor protection and the armored hard points required to install the B-Kit. The B-Kit armor consists of transparent armor (glass), doors, roof, rear partition, and other components. This armoring concept provides the flexibility to upgrade the armoring of vehicles in the field on an as needed basis with a B-Kit as conditions warrant. This is expected to result in longer vehicle life and reduced operating costs. The M1152 armor solution includes technologically advanced composite/ceramic materials to provide improved ballistic and blast protection, while lowering the vehicle weight to increase payload.

Our experience in high-performance, lightweight armor for aircraft has enabled us to build a business around armoring thin-skinned vehicles for priority missions during peacekeeping operations. Work in this area includes providing ballistic and mine-blast kits for HMMWVs, 5-ton TWV, and heavy transport TWV, most of which we produce in our Phoenix, Arizona facility. We also supply engineering design and prototype services in support of the kit programs, as well as spare parts and logistics and ongoing field support services. Our main customers for these kits are primarily the U.S. Army and Marine Corps. Our military vehicle armor business also includes production of armor kits for the ASV, a small armored personnel carrier used by military police in a peacekeeping role. We provide similar armor kits for the U.S. Army’s Stryker vehicle as well as armored and sealed TWV cabs for the High Mobility Artillery Rocket System (‘‘HIMARS’’). We are also working on advance armor solutions for the U.S. military’s heavy TWV fleet. In addition, as a defense subcontractor, we produce various other armor and blast protection systems.

Aviation Safety Systems.    Our core capabilities and technologies in the rotary and fixed-wing aircraft safety market include protective seating, inflatable restraints, and armor. We have been a major supplier of crash-resistant, energy-absorbing seating systems for military helicopters and other military aircraft to various branches of the U.S. military and its prime defense contractors, as well as to foreign customers.

We currently supply a substantial portion of the new and replacement crew seating systems for U.S. military helicopters many of which incorporate our armor systems. We are currently the sole supplier of crew seats for 16 different helicopter models and other variants of these aircraft, including the AH-64 Apache attack helicopter, UH-60 Black Hawk utility helicopter, SH-60 Sea Hawk ASW helicopter, ASW and Transport helicopters, Italy’s EH101 MMI ASW and Transport helicopters, Canada’s CH-149 Cormorant Search-and-Rescue helicopter, and Norway’s Sea King Multi-role helicopter. Over the past year, we added the U. S. Marine Corps CH-46 Sea Knight helicopter as a new program. Our customer base includes, among others, Boeing Helicopters, Sikorsky Aircraft Corporation and Bell Helicopter, and we also supply crew seats directly to various agencies of the U.S. Department of Defense and various foreign militaries. We also manufacture troop seats for both helicopters and fixed-wing aircraft including the C-17 Globemaster. Our expertise in helicopter crash safety led to the development of cockpit airbag systems for the U.S. Army. Our role has evolved into the position of a helicopter cockpit system integrator incorporating airbags, gas generators and three-dimensional crash sensors.

Military Personnel Safety Systems and Equipment.    Our core products in personnel life safety and survivability equipment include ballistic body armor, helmets, load-carrying gear, emergency bailout parachutes and other survival equipment. Our military body armor business includes a range of hard armor plates used in conjunction with soft vests to minimize injury from handgun and rifle bullets and fragments from explosive warheads. The primary product in this line is the SAPI plate which has now become a standard item for all U.S. Army and Marine Corps ground troops.

We also design and manufacture equipment for military personnel including ballistic vests, helmets, and load carrying products. We are a major supplier of soft ballistic vests to our military customers and have produced various vest types for ground troops, combat vehicle crewman, and airmen. Today, we are one of two suppliers of the Interceptor OTV Program. We are an innovator in ballistic composite helmet manufacturing since the military’s transition from steel helmets in the 1980’s. Today, we manufacture several versions of the ACH, Combat Vehicle Crewman (CVC), and Personnel Armor System for Ground Troops (PASGT) helmets which allow us to tailor our helmets to our customers’ needs. We are also one of the largest domestic manufacturers of field equipage produced from heavy weight fabric. We currently supply the U.S. military with the MOLLE, Large Field Pack with Internal Frame (FPLIF) and a variety of tactical chest rigs.

Additionally, we manufacture parachute systems including our Thin-Pack Parachute which incorporates patented environmental sealing technology which reduces repackaging and maintenance costs and extends the service life of the parachute. We have also developed a line of flotation collars that are designed to provide additional buoyancy for a person that enters water in an emergency that can fit a wide range of applications. Our flotation collars have been adopted by the U.S. Navy, U.S. Marine Corps and the U.S. Air Force.

Technology Development and Licensing.    An important part of our business is a growing portfolio of licensed technologies. Our principal licenses include soft armor and a patented family of transparent polymers. Our patented and proprietary transparent plastics are high-strength, impact resistant, lightweight and dye compatible which possess the ability to withstand extreme temperatures and chemical attack. Potential uses for such materials include transparent armor, laser protection, aircraft canopies, high performance windows for aircraft and automobiles, industrial and protective lenses and visors, medical products and sun, sport and ophthalmic lenses.

Products Group

Product Market	Principal Brand Name	Products
Body Armor	American Body Armor(TM)	Concealable body armor
Safariland Armorwear®
Second Chance®
Armor Products International
Tactical Products	PROTECH(TM)	Tactical body armor, ballistic and riot shields, helmets, and tactical gear bags
	QUIKSTEP(TM)	Foldable ladders
Duty Gear &	Safariland®	Holsters, belts and accessories
Accessories	Bianchi®	Holsters, belts, bags and accessories
	Hatch®	Gloves and riot control gear
Automotive	Safariland®	Tire covers, seat covers, cargo organizers, and grill covers
Structural Armor Systems	PROTECH(TM)	Ballistic resistant enclosures, armored firing positions, law enforcement vehicle armor and aircraft cockpit door armor
Less Lethal Products	Defense Technology/Federal Laboratories®	Pepper spray, chemical munitions, specialty impact munitions and launchers
Warning and Emergency Lighting,	911EP®	Vehicle-mounted lighting systems, light bars and controllers
Batons	Monadnock®	Batons and baton accessories
Weapon Accessories	Break-Free®’ B-Square® Speedfeed® Kleen-Bore(TM)	Synthetic based lubricants, cleaners, and preservative compounds for weapon, maintenance, aluminum and steel gun sight, mounts and tools and synthetic stocks
Forensic Products	NIK® Public Safety Lightning Powder® Evi-Paq® Identicator® NTI(TM) ODV(TM)	Narcotic field tests, specimen collections kits, evidence tape, fingerprint identification and forensic softwear
	Projectina®	Document authentication equipment
Training	The Armor® Training Academy	Less-lethal, crowd-management, high-risk warrant and baton training
Backpacks	Gregory®	Backpacks and accessories

Body Armor.    We manufacture and sell a wide array of armor products under leading brand names, including American Body Armor(TM), Safariland®, ArmorWear®, Second Chance(TM), and PROTECH(TM), that are designed to protect against bodily injury caused by bullets, knives and explosive shrapnel. Our principal armor products are ballistic resistant vests, sharp instrument penetration armor, hard armor (shields and upgraded armor plates), blast suppression blankets and bomb protective gear. Our line of ballistic protective vests provides varying levels of protection depending upon the configuration of ballistic materials and the standards (domestic or international) to which the armor is built. We primarily sell ballistic resistant concealable vests under the brand names Xtreme®, Impulse(TM), Matrix®, Monarch Summit® and Zero-G®. Our body armor products that are manufactured in the United States are designed to be built in compliance with guidelines established by the National Institute of Justice (‘‘NIJ’’). We also manufacture body armor in Manchester, England that is certified to meet various international standards.

We offer three types of body armor: concealable, corrections and tactical armor. Concealable armor, which generally is worn beneath the user’s clothing, is our basic line of body armor. Corrections and tactical armor are typically worn externally and are designed to provide protection over a wider area of a user’s body and defeat higher levels of ballistic or sharp instrument threats. Tactical vests, which are usually manufactured with hard armor ballistic plates that provide additional protection against rifle fire, are designed to afford the user maximum protection and may be purchased with enhanced neck and shoulder protection. Tactical armor is offered in a variety of styles, including tactical assault vests, floatation vests, high coverage armor and flak jackets. We market our tactical vests under the Trimax, TAC 6, Cover Six and RPM brand names.

Our sharp instrument penetration armor is designed primarily for use by personnel in corrections facilities and by other law enforcement employees who are primarily exposed to threats from knives and other sharp instruments. These vests are constructed with special, blended fabrics, as well as flexible woven fabrics, and are available in both concealable and tactical models. In addition, these vests can be combined with ballistic armor configurations to provide ‘‘multi-threat protection’’ against both ballistic and sharp instrument penetration.

We also distribute a variety of third-party items, including helmets, goggles, and face shields for protection from blunt trauma and explosive shrapnel.

Duty Gear.    We are a leading supplier of holsters, belts and accessories for law enforcement, commercial and military customers worldwide. Uniformed and plain clothes officers require an assortment of duty gear, which typically include items such as belts, security holsters, handcuff cases, and flashlight holders. We manufacture and sell duty gear and commercial offerings under the widely recognized Safariland® and Bianchi® brands, which include Nylok®, Safari-Laminate(TM), AccuMold®, AccuMold Elite(TM), and Ranger(TM), as well as traditional, high-quality leather duty gear products.

Less-Lethal Products.    Under the Defense Technology/Federal Laboratories®, First Defense®, MACE® for Law Enforcement and Guardian(TM) brands, we manufacture and sell a complete line of less-lethal, anti-riot and crowd control products designed to assist law enforcement and military personnel in handling situations that do not require the use of deadly force. These products, which generally are available for use only by authorized public safety agencies, include pepper sprays, tear gas, specialty impact munitions and diversionary devices. We also market and distribute gas masks to law enforcement and public safety agencies in the United States.

We hold an exclusive license to use the MACE® brand in connection with the manufacturing and sale of MACE® aerosol sprays to law enforcement entities worldwide. We also manufacture pepper sprays with a patented formula under the brand name First Defense®. First Defense® products range from small ‘‘key-ring’’ and hand held units to large volume canisters for anti-riot and crowd control applications. We also manufacture a wide range of specialty impact munitions that can be used either against individual targets or in anti-riot and crowd control situations.

Tactical Products; Structural Armor Systems.    We manufacture hard armor products under the PROTECH(TM) brand name. PROTECH(TM) products include ballistic shields and other personnel protection accessories and armor products for aircraft, automobiles and riot control vehicles.

We also manufacture a variety of hard armor ballistic shields used primarily in tactical clearance applications and ballistic resistant enclosures used in guard booths, shacks and towers. These shields are manufactured using a variety of ballistic fibers, polyethylene ballistic materials, ballistic steel, ballistic glass or a combination of these materials. Other hard armor products include barrier shields and blankets. These products are designed to allow tactical police officers to enter high-threat environments with maximum ballistic protection.

Other Protective and Law Enforcement Equipment.    We design, manufacture, assemble, distribute and market a number of other protective and law enforcement equipment, including portable narcotic identification kits; evidence collection equipment; finger print products and related specialized products; batons of wood, alloy steel, acetate, aluminum and polycarbonate products; various firearm accessories such as non-destructive, non-gunsmith mounts as well as synthetic stocks and forends; aluminum and steel firearm sight mounts, tools and accessories; firearms cleaning kits and related accessories; synthetic-based lubricants, cleaners and preservative compounds; emergency lighting products using LED technology; strong, lightweight and compact ladders designed to be deployed quickly in emergency situations; and high-quality gloves, tactical eyewear and other protective gear. These products are primarily used by patrol officers, detectives, correction officers, other law enforcement personnel, the military, federal agencies, and sporting goods and industrial markets. These products are marketing under several well known brand names such as ODV(TM), NIK®, NarcoTest®, NarcoPouch®, Identicator®, Lightning Powder®, Evi-Paq®, Monadnock®, Speedfeed®, B-Square®, Kleen-Bore, 911EP®, Exo-Tech(TM), Specialist®, Operator®, Centurion(TM), Hatch®, and Thermal-Air(TM). We also are a market leader in medium and large internal frame backpacks with our Gregory® brand of retail high-end sporting goods products.

Mobile Security Division

Product Market	Principal Brand Name	Products
Armored sedans	Centigon	50 – 60 models for BMW, Jaguar, Toyota, Honda, Audi and others
Armored off-road vehicles	Centigon	20 – 30 models for Range Rover, Land Cruiser, Jeep Cherokee, Suburban, F-350 and others
Armored off-road vehicles	Peacekeeper	Armored Nissan Patrol
Armored off-road and passenger vehicles	IE-Defense	Armored Land Cruiser and a variety of base units
Armored luxury vehicles	Centigon	Mercedes Benz S-Class, Cadillac and others
Armored special-purpose vehicles	Centigon	Variety of water cannon, prisoner transport, troop carriers
Armored cash-in-transit vehicles	Centigon	Variety of models built on Mercedes Benz Chassis and other manufacturers
Armored military vehicles	Unimog	Armored Unimog U 5000 (Mercedes Chasis)

Commercial Products.    We provide armor systems with ballistic and blast protection for a variety of vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles. On September 9, 2005, we announced the introduction of a new single brand for our Mobile Security Division to better leverage our combined global capabilities in the marketplace and present a unified face to customers around the world.

CENTIGON(TM) was created from the recognized brand names of O’GARA-HESS & EISENHARDT ARMORING COMPANY(TM), ARMOR MOBILE SECURITY France (formerly LABBE(TM)), and ARMOR MOBILE SECURITY GERMANY (formerly TRASCO(TM)). The commercial vehicle armoring process requires the complete disassembly of a new base vehicle. This disassembly can involve the removal of the dash, interior trim, seats, doors and windows. The passenger compartment then is armored with both opaque and transparent armor (ballistic glass). Other features, such as run flat tires and anti-explosive fuel tanks, may also be added. Finally, the vehicle is reassembled to as close to its original appearance as possible. The entire conversion process results in a low profile, integrated ballistic protective system. Our relationship with various vehicle manufacturers such as Jaguar and Land Rover has been valuable in allowing us to offer our customers certain vehicles which maintain the original warranties issued by the vehicle manufacturer.

We produce fully armored vehicles as well as light armored vehicles. We also offer armor piercing and blast protection for specific vehicles by enhancing the ballistic system, and underbody protection with proprietary materials, and installation methods that protect the occupants against a defined threat. We produce a new IE-Defense System(TM) that we believe represents a unique multiple-threat armor solution for certain commercially-available sport utility vehicles (‘‘SUVs’’). It is intended to protect the vehicle’s occupants against an improvised explosive devices (‘‘IED’’) attack and a subsequent attack by an assault rifle with armor-piercing bullets. As these attacks have become more frequent in Iraq and Afghanistan, we believe an increasing number of government officials, private contractors, non-government organizations (‘‘NGOs’’), private individuals and others are in need of such protection. We believe the launch of our new IE-Defense System underscores the CENTIGON(TM) commitment to leading technology and responding to the threats faced around the world, as well as our efforts to integrate technology insights across our family of businesses.

Fully armored vehicles also include head of state cars which are formal limousines used predominantly for official functions by a president or other head of state. These vehicles are usually customized based upon a commercially available chassis which we essentially rebuild. Because the threat of organized assassination attempts is greater for heads of state, these vehicles normally incorporate more sophisticated protection features. These features can include supplemental air and oxygen systems, air purification systems to protect against chemical or biological contamination, underbody fire suppressant systems, tear gas launchers, anti-explosive self-sealing fuel tanks, electric deadbolt door locks, gun ports and bomb scanners.

We also produce specialty vehicles and cash-in-transit vehicles. Cash-in-transit vehicles are used by banks or other businesses to transport currency and other valuables. Specialty vehicles are custom built for a specific mission. Examples of specialty vehicles include escort cars, and chase cars, usually closed top vehicles, in which security personnel ride while in a head of state motorcade. CENTIGON(TM) has also developed customized crowd control as well as prisoner/military personnel transport vehicles. After starting with a van or small truck, we modify the base vehicle to provide protection for the cargo and passengers from ballistic and blast threats.

In addition to the introduction of a new brand name and logo, CENTIGON(TM) implemented a new global, customer-centric organizational structure. Its new regionally-focused marketing, sales and customer service structure is designed to allow CENTIGON(TM) to seamlessly access the full range of support for its global customer base regardless of where they are located.

Customers

Aerospace & Defense Group.    In 2005, our Aerospace & Defense Group sold approximately 99.4% of its products in North America, with the balance sold internationally. Sales of Aerospace & Defense Group products to all branches of the U.S. military and its prime contractors such as AM General, Oshkosh, Textron Marine & Land, Boeing, Sikorsky Aircraft and Stewart & Stevenson represented approximately 97.8% of the Aerospace & Defense Group’s revenues. The U.S. government is the primary customer of our newly acquired Stewart & Stevenson TWV business, accounting for nearly all of the current sales of that business. The TWV business also sells the FMTV to other government contractors as a platform for installation of other equipment which is then resold to the U.S. government. The Aerospace & Defense Group’s businesses have relied to a great extent on relatively few major customers, although 2005 saw the development of additional major users of Aerospace & Defense Group products within their existing customer base (e.g., other users within the U.S. military). We believe that historical customers, such as the U.S. Army and other branches of the U.S. military, to whom we have supplied products for approximately 25 years, will continue to be major customers. Current commercial and licensing customers include Boeing, Bell Helicopter, Textron Marine & Land, PPG Industries, Intercast Europe, and Avon Rubber Company. The loss of or significant reduction in sales to a major customer could potentially have a material adverse effect on our business, operations and financial condition.

The Aerospace & Defense Group is focused on increasing its share of the total revenue in the international market in 2006. Demand from foreign militaries for the same equipment that U.S. military forces use in Iraq and Afghanistan has significantly increased. The market for military hardware products is worldwide in scope, including the U.S. military and foreign defense forces. Our primary contract for delivery of Up-Armored HMMWVs is with the U.S. military, although smaller quantities are also sold to foreign governments. Our primary contracts for the armor kit programs are with the U.S. military. Foreign interest and demand for our products have increased, thus adding a new dimension to our market. We added a new Director for International Military Programs in mid-2005 to address this interest.

Products Group.    In 2005, the Products Group sold approximately 78.4% of its products in North America, with the balance sold internationally. The primary end users of the Products Group’s products are federal, state and local law enforcement agencies, local police departments, state corrections facilities, U.S. and allied militaries, highway patrols and sheriffs’ departments. The Products Group’s security products are marketed through an extensive network of domestic distributors and international agents, and through a sales force of representatives and specialists under brand names that are well established in the military and law enforcement communities. Our Gregory® brand of products are sold primarily in North America.

Mobile Security Division.    In 2005, the Mobile Security Division sold approximately 27.5% of its products in North America, with the balance sold internationally. The Mobile Security Division’s armored commercial vehicle customers include governmental and private buyers who purchase both fully and light-armored vehicles. Governmental buyers and foreign royalty are also customers for parade cars. Typically, governmental buyers consist of ministries of foreign affairs, defense and internal affairs and offices of presidential security. These customers are generally not constrained in their purchasing decisions by considerations such as import duties and taxes and are free to search globally for the best product available. The procurement cycles of governmental buyers can range from relatively rapid, when the vehicles are for the use of the head of state or in response to a particular crisis, to prolonged highly documented bids and evaluations for normally budgeted items. Private customers for armored commercial vehicles include corporations and individuals. Private buyers tend to be more price-sensitive and will often purchase locally manufactured vehicles to reduce taxes and avoid import duties. Local servicing of the vehicle is also a critical concern to private buyers. Customers for cash-in-transit vehicles are generally companies that provide cash-in-transit services to financial institutions. Purchasing decisions for cash-in-transit vehicles depend on many criteria including insurance, regulatory requirements and costs, and whether the financial institution is private or governmental.

Approximately 75.7% of our revenues were from our ten largest customers for the year ended December 31, 2005. Approximately 72.7% of our revenues came from U.S. military contracts. Our Aerospace & Defense Group’s ten largest customers accounted for approximately 98.3% of Aerospace & Defense Group revenues for fiscal 2005. The Products Group’s ten largest customers accounted for approximately 25.3% of total revenues of the Products Group for fiscal 2005. The Mobile Security Division’s ten largest customers accounted for approximately 52.6% of total revenues of the Mobile Security Division for fiscal 2005. Military and governmental contracts generally are awarded on a periodic or sporadic basis. If the Aerospace & Defense Group were to lose any of the M1114 Up-Armored HMMWV contract, which continues through June 2008, additional orders for the next-generation versions known as the M1151/52 Up-Armored HMMWVs or the FMTV contract, which continues through September 2008, our financial performance would experience a material adverse effect.

Marketing and Distribution

Aerospace & Defense Group.    Most of the Aerospace & Defense Group’s products are distributed as a component supplier to the OEMs or as a direct contractor to the U.S. government. The products are built to order. We do not directly serve mass consumer markets and supply directly from manufacturing facilities. Thus, the distribution of the Aerospace & Defense Group’s products does not involve significant inventory, warehousing or shipping methodologies.

Depending upon the product, we typically employ one of four methods for marketing: (i) direct sales, (ii) technical teams, typically comprised of a combination of sales personnel and engineers, (iii) strategic alliances with OEMs and U.S. government prime contractors, and (iv) responses to formal request for proposals in bidding for government contracts.

In marketing our safety restraint and seating products, we endeavor to maintain close relationships with existing customers and to establish new customer relationships. Ongoing relationships and repeat customers are an important source of business for our current and new products.

Our marketing and sales activities in the government sector focus primarily upon identifying research and development and other contract opportunities with various agencies of the U.S. government or with others acting as prime contractors on government projects. Key members of our engineering and project management staffs work to maintain close working relationships with representatives of the U.S. military and their prime contractors. Through these relationships, we seek to monitor needs, trends, and opportunities within current military product lines.

The Aerospace & Defense Group emphasizes its ability to develop new products, or product adaptations, quickly and more cost effectively than traditional defense contractors. In marketing its products to the military, the Aerospace & Defense Group places strong emphasis on its superior anti-tank and anti-personnel mine protection for the occupants of TWV. We market our military products through a combination of trade show exhibits, print advertising in military-related periodicals and direct customer visits. We emphasize the cross-marketing of military and commercial products, which we believe strengthens the image of each product group. We have also entered into exclusive teaming and joint marketing agreements with various prime contractors in connection with the Up-Armored HMMWV for sales in domestic and international militaries, heavy TWV and commercial areas. Such agreements are designed to allow us to benefit from the prime contractor’s marketing network and save on certain selling costs.

Additionally, the Aerospace & Defense Group focuses on the individual warrior (Soldier, Marine, Seaman, and Airman). This focus area for the company encompasses those programs where products are worn or carried by the individual which increase their survivability and mobility. Current major programs include the OTV, MOLLE, SAPI and the ACH. We seek to take a proactive approach in addressing the needs of the Department of Defense in this area through active corporate involvement in the New Equipment Training (‘‘NET’’) programs, participation in events which focus on the individual warrior, and having a close working relationship with the Program Executive Office (‘‘PEO’’) for individual equipage.

Our newly acquired Stewart & Stevenson TWV business markets both parts and service for the 30,000 delivered FMTV’s. The primary customers are U.S. Army Tank-automotive and Armaments Command (TACOM), the Defense Logistics Agency and the operating forces. The services provided range from annual vehicle maintenance requirements to complete depot level overhauls and repair of battle damaged vehicles. The Stewart & Stevenson TWV business has an extensive vehicle development program aimed at evolving the technology utilized in the vehicles to meet the future tactical requirements of the U.S. Army. The program is financed by both internal funds and customer contracted Systems Technical Services (STS) task orders.

Our military business development activities are directed toward long-term requirements, development and major product programs while sales activities are directed toward identifying contract bid opportunities with various U.S. government agencies and prime contractors. International sales are made through the Department of Defense’s Foreign Military Sales Program and directly to foreign military organizations. We have three full-time business development vice presidents who are responsible for these activities and have contractual arrangements with outside consultants who assist the business development vice presidents in their activities. Proposal preparation and presentation for government projects are done by a team, which normally consists of program managers, a contracting officer, a cost accountant and various manufacturing and engineering personnel.

Products Group.    As a result of our history of providing high-quality and reliable concealable armor, tactical armor, hard armor, duty gear, less-lethal munitions, anti-riot products and forensic products, we enjoy broad brand name recognition and a strong reputation in the law enforcement equipment industry. A central element of our marketing strategy is to capitalize on our brand name recognition and reputation among our customers by positioning ourselves as an international provider of many of the premier security risk management products that our customers require. By positioning ourselves in this manner, we expect to capitalize on our existing customer base and our extensive global distribution network, and to maximize the benefits of our long history of supplying security related products around the world.

We have designed training programs to provide initial and continuing training in the proper use of our various products. These training programs, offered by The Armor® Training Academy, are typically conducted by law enforcement and military personnel that we train and hire for such purposes. Training programs are an integral part of our customer service and product trial and certification strategies. In addition to enhancing customer satisfaction, we believe that training also helps breed customer loyalty and brand awareness/usage. Moreover, many of our products are consumable and used in training, which generate replacement orders. Our marketing efforts are further augmented by our involvement with and support of several important law enforcement associations, including the National Tactical Officers Association, the International Law Enforcement Firearms Instructors, the American Society of Law Enforcement Trainers, the FBI National Academy Associates, the International Association of Women Police and the International Association of Chiefs of Police.

Introduced in 2004, we believe our Award for Performance Excellence (‘‘APEX’’) program continues to strengthen our relationships with our law enforcement distributors. The distributors benefit from their association with us due to the quality of our products, the scope of our product line, the high degree of service we provide and the distributors’ opportunity to participate profitably in the sale of our products. We continually seek to expand our distribution network. As we identify and acquire businesses that fit strategically into our existing product portfolio, we seek to maximize our distribution network by offering additional products, accessing new customers and penetrating new geographic markets. We also sell a selected number of civilian products into mass merchandise and sporting goods stores via a network of national sporting goods wholesalers. These products include concealment holsters, hunting and sports shooting accessories, cleaning equipment and pepper spray products.

We also sell a broad range of sporting and outdoor recreational products into big box, mass merchandise sporting goods stores, and outdoor specialty stores. Depending on the product line we sell via our network of national and international sporting goods wholesalers or dealer direct. These products include concealment holsters, sporting holsters, hunting and shooting accessories, cleaning equipment, pepper spray products, fanny packs, accessory pouches and back packs.

In addition to our traditional distribution channels, we also sell our products on the World Wide Web through a variety of sites. GSA-Buy.com contains an on-line catalog and secured transaction platform for all Products Group General Services Administration contracts targeting government agencies exclusively. We also sell a small array of our concealable and competition holsters to the consumer market on Holsters.com, limiting distribution of our law enforcement equipment to law enforcement channels of distribution. Kleen-Bore.com and B-Square.com are also e-commerce sites for select channels of distribution and customers. Our Armor Forensics products may also be purchased on-line at redwop.com.

Mobile Security Division.    On a worldwide basis, the Mobile Security Division employs approximately 25 full-time sales professionals. These employees operate out of Washington, D.C.; Fairfield, Ohio; Sao Paulo, Brazil; Lamballe, France; Mexico City, Mexico; Bogotá, Colombia; Bremen, Germany; Caracas, Venezuela; Hong Kong, China; and Dubai, U.A.E. All personnel have a geographic and/or product-specific responsibility. In most cases, the sales personnel also recruit and maintain sales agents or distributors. The agents or distributors have geographic and product specific agreements, and compensation in most cases is based on a commission arrangement. Sales personnel use a consultative approach when offering solutions to customers’ security problems. Sales cycles for commercial physical security products can range from several months to a matter of days, depending upon the product and the urgency associated with the security problem being addressed.

Product Manufacturing and Raw Materials

The Aerospace & Defense Group’s production and manufacturing consist principally of the molding of armor and composite materials, ceramic tile cutting and grinding, adhesive bonding, sewing, component fabrication, and final assembly. The Aerospace & Defense Group’s production and manufacturing of TWV primarily consist of the assembly of engines, transmissions, axles and a number of other components that are specified by the U.S. Army and are available only from the source or sources selected by the U.S. Army. Our manufacturing capability features computer-integrated manufacturing programs which, among other things, schedule and track production, update inventories, and issue work orders to the manufacturing floor. All products manufactured are intended to meet rigorous standards and specifications for workmanship, process, raw materials, procedures, and testing, and in some cases regulatory requirements. Products are functionally tested on a sample basis as required by applicable contracts. Customers, and in some cases the U.S. government as the end user, perform periodic quality audits of the manufacturing process. Certain customers, including the U.S. government, periodically send representatives to our facilities to monitor quality assurance. The Aerospace & Defense Group’s operations are certified to the ISO Standard by AS9001 and ISO 9001:2000 by the British Standards Institution, Inc. (‘‘BSI’’).

The raw materials used in manufacturing ballistic resistant garments and up-armored vehicles include various ballistic fibers such as Kevlar®, Twaron, and SpectraShield®. Kevlar® is a patented product of E.I. du Pont de Nemours Co., Inc. (‘‘Du Pont’’) and is only available from Du Pont and its European licensee. We purchase Twaron, SpectraShield®, and Dyneema® fibers directly from the manufacturers, and from weaving companies who convert the raw fibers into ballistic fabric. We believe that we enjoy a good working relationship with these suppliers. However, if necessary, we believe that we could readily find replacement weavers. We also use SpectraShield®, Dyneema® and Kevlar® in our hard and vehicle armor products. Additionally, we use polycarbonates, acrylics, ballistic quality steel, aluminum, ceramics, and ballistic glass. With the exception of ceramics, we are aware of multiple suppliers for these materials and would not anticipate a significant impact if we were to lose any suppliers.

We purchase other raw materials used in the manufacture of our various products from a variety of sources and additional sources of supply of these materials are readily available. We also own several molds, which are used throughout our less-lethal product line.

We adhere to quality control standards and conduct extensive product testing throughout our manufacturing processes. Raw materials are also tested to ensure quality. We have obtained ISO 9001 certification for our Wyoming manufacturing facility for less-lethal products, our facility in Pittsfield, Massachusetts for hard armor products, and our facility in Ontario, California for body armor and duty gear holsters and accessories. We have obtained ISO 9002 certification for our Manchester, England manufacturing facility for body armor and high visibility garments. ISO standards are promulgated by the International Organization of Standardization and have been adopted by more than 100 countries worldwide. We obtain ISO certification by successfully completing an audit certifying our compliance with a comprehensive series of quality management and quality control standards.

We emphasize engineering excellence and have an extensive engineering staff. Design engineers use two-dimensional and three-dimensional computer aided design and engineering or CAD/CAE systems, in conjunction with coordinate measuring machines, to develop electronic models which generally are converted to solid models or prototypes. Manufacturing engineers concentrate on improvements in the production process and on overall cost reductions from better methods, fewer components and less expensive materials with equal or superior quality. Applying these techniques, we reduce both the time and cost necessary to produce armored vehicles. Our ballistic engineers, in conjunction with our design and manufacturing engineers, develop and test new ballistic and blast protection systems that meet ever-changing threats.

Backlog

Aerospace & Defense Group. At March 31, 2006, our Aerospace & Defense Group had unfilled customer orders of approximately $796 .0 million. At April 29, 2006, Stewart & Stevenson had $1.1 billion of unfilled customer orders.

Products Group. At March 31, 2006, the Products Group had unfilled customer orders of approximately $33.6 million.

Mobile Security Division. At March 31, 2006, the Mobile Security Division had unfilled customer orders of approximately $31.9 million.

Competition

Aerospace & Defense Group.    The market for our Aerospace & Defense Group’s products and services is highly competitive. Numerous suppliers compete for government defense contracts as prime contractors or subcontractors. Competition relates primarily to pricing, delivery, quality, reliability and readiness, technical know-how, cost, and marketing efforts. The competition for government contracts relates primarily to the award of contracts for the development of proposed products. Contracts for supply of products primarily tends to follow the development contracts because of the extensive investment necessary to develop and qualify new products. Our military product lines in armor, parachutes, crash-resistant military seating and flotation collars have a number of competitors, with none dominating the market. Our competitive strategy is to be a technology innovator and strategic partner to first tier suppliers and OEMs. Our present or future products could be rendered obsolete by technological advances by one or more of our competitors or by future entrants into our markets. There is a large number of companies that provide specific armoring packages for TWV, helicopters and selected other military applications. Our TWV business competes domestically and internationally with other OEMs that may have greater international recognition as vehicle manufacturers than us.

Products Group.    The market for our law enforcement products is highly competitive and we compete with competitors ranging from small businesses to multinational corporations. For example, in the body armor business, we compete by providing superior design, engineering and production expertise in our line of fully-integrated ballistic and blast protective wear. Our principal competitors in this market niche include several domestic and international competitors on a region-by-region basis. In the less-lethal product industry, we compete by providing a broad variety of less-lethal products with unique features and formulations, which, we believe, afford us a competitive advantage over our competitors. The principal competitive factors for all of our products are quality of engineering and design, reputation in the industry, production capability and capacity, price and ability to meet delivery schedules.

Mobile Security Division.    The market for the Mobile Security Division’s products and services is highly competitive. We compete in a variety of markets and geographic regions, with competitors ranging from small businesses to multinational corporations. We believe that our design, engineering and production expertise in providing fully integrated ballistic and blast protected vehicles gives us a competitive advantage over those competitors who provide protection against only selected ballistic threats.

A number of vehicle armorers in Europe, the Middle East and Latin America armor primarily locally manufactured automobiles. In the U.S. and in Latin America, we have a variety of different competitors. In the high-end luxury sedan market we compete with OEMs, as well as a variety of small independent automotive integrators. The principal competitive factors are ballistic protection, price, quality of engineering and design, production capability and capacity, ability to meet delivery schedules and reputation in the industry.

Given the nature of some our competitors who are larger and better capitalized than us, our failure to compete effectively or our inability to do so could have a material adverse effect on our business, operations and financial condition.

Research and Development

We view our research and development efforts as critical to maintaining a leadership position in the security products, vehicle armoring and manufacturing markets. We believe the continuously evolving threats of today demand the advancement and application of state-of-the-art technology to ensure proper protection of our customers. Our research and development occurs primarily under fixed-price or cost-plus, government funded contracts as well as Armor-sponsored efforts. We seek to offer superior quality and advanced products and systems to our customers at competitive prices. To achieve this objective, we engage in ongoing engineering, research and development activities to improve the reliability, performance and cost-effectiveness of our existing products. We also design and develop new products in an ongoing effort to anticipate and meet our customers’ evolving needs. We expect to continue to focus on complete system integration to provide unique finished products to our customers. In addition, we will seek to strengthen our position in the area of core materials and technology that offer superior performance when designed into those products. We believe a distinct advantage comes from the leveraged synergy across all security products from armor materials in helmets, vests, aircraft and vehicles to energy absorbing seats in helicopters and landmine resistant TWV.

In order to fully realize the benefits of synergy across our divisions, businesses and products, we have a centrally managed research and development function at the corporate level. We seek to employ engineers and scientists with expertise in materials, aerospace, mechanical, electrical, automotive and other engineering disciplines. To maximize efficiency, we utilize important relationships with outside testing laboratories, universities, companies and often times our key clients.

Research and development costs include salaries and benefits of research and development personnel, testing and certification, and other research and development related costs. Research and development costs are included in selling, general and administrative expenses as incurred and for fiscal 2005, 2004 and 2003, approximated $15.1 million, $8.9 million and $4.0 million, respectively. We recorded revenue of $4.2 million, $7.5 million and $5.8 million from government funded research and development in fiscal 2005, 2004 and 2003, respectively.

Patents and Trademarks

We currently own numerous United States and foreign issued patents and pending patent applications for inventions relating to our product lines as well as several United States and foreign registered and unregistered trademarks relating to our products and services. The registered trademarks include AMERICAN BODY ARMOR(TM), B-SQUARE®, BREAK FREE®, CENTIGON(TM), CLP®, DEFENSE TECHNOLOGY/FEDERAL LABORATORIES®, DEF-TEC PRODUCTS(TM), DISTRACTION DEVICE®, FEDERAL LABORATORIES®, FERRET®, FIRST DEFENSE®, IDENTICATOR®, IDENTIDRUG®, IMPAK(TM), LIGHTNING POWDER®, MONADNOCK®, NIK®, O’GARA-HESS & EISENHARDT ARMORING COMPANY®, PROTECH(TM), QUIKSTEP LADDERS(TM), SAFARILAND®, SAFARILAND DESIGN®, ARMORWEAR®, SPEEDFEED®, 911EP and DESIGN®, MOBILE DEFENDER(TM), SIMULITE®, REINVENTING THE TECHNOLOGY OF SAFETY®, SIMULA SAFE(TM), PROTECTING PEOPLE IN MOTION®, DURACHUTE®, CLEARGARD®, ODV(TM), O’GARA(TM), KLEEN-BORE(TM), STEWART & STEVENSON(TM) , SECOND CHANCE(TM),    SPECIALTY®, GREGORY®, BIANCHI®, NYLOK®, SAFARI-LAMINATE(TM), ACCUMOLD®, ACCUMOLD ELITE(TM), RANGER(TM) and PEACEKEEPER®. We also have an exclusive license to use the MACE® trademark in the law enforcement market and a non-exclusive license to use the FLEX-CUF® trademark. Although we do not believe that our ability to compete in any of our product markets is dependent solely on our patents and trademarks, we do believe that the protection afforded by our intellectual property provides us with important technological and marketing advantages over our competitors. Although we have protected our technologies to the extent that we believe appropriate, the measures taken to protect our proprietary rights may not deter or prevent unauthorized use of our technologies. Damage from any such failures could have a material adverse effect on our business, operations and financial condition. In other countries, our proprietary rights may not be protected to the same extent as in the United States.

Government Regulation

We are subject to federal licensing requirements with respect to the sale of some of our products in foreign countries. In addition, we are obligated to comply with a variety of federal, state and local regulations, both domestically and abroad, governing certain aspects of our operations and workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, the Federal Aviation Administration, the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms. The U.S. Bureau of Alcohol, Tobacco and Firearms also regulates our manufacturing of certain destructive devices and the use of ethyl alcohol in certain products. We also ship hazardous goods, and in doing so, must comply with the regulations of the U.S. Department of Transportation for packaging and labeling. Additionally, the failure to obtain applicable governmental approval and clearances could adversely affect our ability to continue to service the government contracts we maintain. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements. We have become aware that we were not in full compliance with certain regulations governing the export of equipment and related technology used for military purposes that are applicable to some of our products. We are currently in compliance with such regulations and have undertaken steps to help ensure we remain in compliance in the future. We do not believe that such non-compliance will have a material adverse effect on our business. In addition, a number of our employees involved with certain of our federal government contracts are required to obtain and maintain specified levels of security clearances. Our business may suffer if we or our employees are unable to obtain the security clearances that are needed to perform services contracted for the Department of Defense, one of our major customers. Our failure to comply with these contract terms, rules or regulations could expose us to substantial penalties, including the loss of these contracts and disqualification as a U.S. government contractor.

Like other companies operating internationally, we are subject to the Foreign Corrupt Practices Act (‘‘FCPA’’) and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience endemic corruption. Our extensive operations in such countries create the risk of an unauthorized payment by one of our employees or agents which would be in violation of various laws including the FCPA. Violations of the FCPA may result in severe criminal penalties which could have a material adverse effect on our business, financial condition and results of operations. However, given our strict codes of conduct and ethics, coupled with the penalties imposed for a violation, we believe we are, and endeavor to remain, in compliance.

Properties

The following table identifies and provides certain information regarding our principal facilities:

Location	Annual Rent	Owned/ Leased	Approximate Size	Products Manufactured
Aerospace & Defense Group
Phoenix, AZ	$1,165,000	Leased	188,140 sq. ft.	Human safety and survival systems
Phoenix, AZ	$380,000	Leased	25,312 sq. ft.	Human safety and survival systems
Phoenix, AZ	$245,000	Leased	25,000 sq. ft.	Human safety and survival systems
Phoenix, AZ	$107,000	Leased	11,182 sq. ft.	Human safety and survival systems
Phoenix, AZ	$7,200	Leased	1,815 sq. ft.	Human safety and survival systems
Fairfield, OH	N/A	Owned	11 Acres 122,000 sq. ft.	Armored vehicles and ballistic glass
Fairfield, OH	N/A	Owned	4 Acres 54,000 sq. ft.	Armored kits
Fairfield, OH	$384,800	Leased	175,000 sq. ft.	Armored vehicles
Fairfield, OH	$163,300	Leased	40,000 sq. ft.	Armored vehicles and kits
Fairfield, OH	$99,500	Leased	29,550 sq. ft.	Armored vehicles
Pittsfield, MA	N/A	Owned	19,700 sq. ft.	Hard armor and vehicle armor
Dunmore, PA	N/A	Owned	62,740 sq. ft.	Military helmets
Dunmore, PA	$341,000	Leased	101,750 sq. ft.	Military helmets and military back pack systems
Jefferson City, TN	N/A	Owned	30,000 sq. ft.	Military body armor

Location	Annual Rent	Owned/ Leased	Approximate Size	Products Manufactured
Aerospace & Defense Group
Jefferson City, TN	N/A	Owned	28,000 sq. ft.	Military body armor
Jefferson City, TN	N/A	Owned	37,758 sq. ft.	Military body armor
McKee, KY	N/A	Owned	20,020 sq. ft.	Military back pack systems
McKee, KY	N/A	Owned	32,176 sq. ft.	Military back pack systems
Sealy, TX	N/A	Owned	822,000 sq. ft.	Tactical wheeled vehicles
Guildford, England		Leased	59,000 sq. ft.	Tactical wheeled vehicles
Products Group
Jacksonville, FL	N/A	Owned	14 Acres 120,000 sq. ft.	Body armor, forensic products, weapon cleaning lubricants, LED light bars
Casper, WY	N/A	Owned	66 Acres 72,525 sq. ft.	Tear gas, pepper spray, less- lethal munitions
Pittsfield, MA	$107,800	Leased	25,846 sq. ft.	Hard armor, vehicle armor
Ontario, CA	N/A	Owned	117,500 sq. ft.	Body armor, duty gear, automotive accessories
El Segundo, CA	$69,000	Leased	6,500 sq. ft.	Fingerprint equipment
Oxnard, CA	$147,000	Leased	25,000 sq. ft.	Specialty gloves
Fort Worth, TX	$422,500	Leased	35,100 sq. ft.	Scope mounts and rings, foldable ladders
Fitzwilliam, NH	$37,500	Leased	22,848 sq. ft.	Police batons
Easthampton, MA	$60,000	Leased	15,000 sq. ft.	Gun cleaning kits
Chantilly, VA	$322,400	Leased	79,423 sq. ft.	DOD training
Tijuana, Mexico	$256,300	Leased	57,722 sq. ft.	Duty gear, body armor, automotive accessories
Temecula, CA	$295,000	Leased	55,000 sq. ft.	Duty gear, back packs
Temecula, CA	$114,800	Leased	12,500 sq. ft.	Duty gear, back packs
Temecula, CA	$181,900	Leased	36,000 sq. ft.	Duty gear, back packs
Calexico, CA	$172,600	Leased	40,000 sq. ft.	Duty gear, back packs
Geneva, AL	$171,100	Leased	62,000 sq. ft.	Body armor
Central Lake, MI	N/A	Owned	84,000 sq. ft.	Body armor
Westhoughton, England	N/A	Owned	45,000 sq. ft.	Body armor and uniforms
Horwich, England	N/A	Owned	37,000 sq. ft.	Body armor and uniforms
Mobile Security Division
Fairfield, OH	$217,300	Leased	75,000 sq. ft.	Armored vehicles
Bremen, Germany	N/A	Leased Owned	11 Acres 161,500 sq. ft.	Armored vehicles
Lamballe, France	$431,463	Leased	131,516 sq. ft.	Armored vehicles
Sao Paulo, Brazil	$369,814	Leased	56,000 sq. ft.	Armored vehicles & ballistic glass
Bogota, Colombia	$117,800	Leased	35,000 sq. ft.	Armored vehicles & ballistic glass
Bogota, Colombia	$32,400	Leased	6,823 sq. ft.	Armored vehicles
Bogota, Colombia	$34,100	Leased	7,801 sq. ft.	Armored vehicles
Mexico City, Mexico	N/A	Owned	42,168 sq. ft.	Armored vehicles
Caracas, Venezuela	$128,000	Leased	15,360 sq. ft.	Armored vehicles
Corporate
Jacksonville, FL	N/A	Owned	7,000 sq. ft.	Corporate headquarters
Jacksonville, FL	$134,900	Leased	9,000 sq. ft.	Information technology center
Arlington, VA	$87,600	Leased	770 sq. ft.	Government affairs office
Houston, TX		Leased	18,300 sq. ft.	Corporate executive and administrative offices

Environmental Laws and Regulations

We are subject to federal, state, and local and foreign laws and regulations governing the protection of the environment and human health, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. While we always strive to operate in compliance with these requirements, we cannot assure you that we are at all times in complete compliance with all such requirements. We are subject to potentially significant fines or penalties if we fail to comply with environmental requirements and we do not currently carry insurance for such noncompliance events. Although we have made and will continue to make capital expenditures in order to comply with environmental requirements, we do not expect material capital expenditures for environmental controls in 2006. However, environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future.

We are also subject to environmental laws requiring the investigation and cleanup of environmental contamination. We may be subject to liability, including liability for cleanup costs, if contamination is discovered at one of our current or former facilities, in some circumstances even if such contamination was caused by a third party such as a prior owner. We also may be subject to liability if contamination is discovered at a landfill or other location where we have disposed of wastes, notwithstanding that our historic disposal practices may have been in accordance with all applicable requirements. The amount of such liability could be material and we do not currently carry insurance for such environmental cleanups should they be required of us. We use Orthochlorabenzalmalononitrile and Chloroacetophenone chemical agents in connection with our production of tear gas, and these chemicals are hazardous and could cause environmental damage if not handled and disposed of properly. Armor's principal environmental focus is the handling and disposal of paints, solvents, and related materials in connection with product finishes, welding, and composite fabrication.

Legal Proceedings

Both Armor and Stewart & Stevenson are subject to the legal proceedings set forth in their respective filings made pursuant to the Securities and Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, all of which are available through EDGAR at www.sec.gov. Set forth below are certain of the more significant legal proceedings. For a full description of our material legal proceedings, we refer you to the filings referenced above.

Zylon®

In April, 2004, two class action lawsuits were filed against us in Florida state court by police organizations and individual police officers, alleging that ballistic-resistant soft body armor (vests) containing Zylon®, manufactured and sold by American Body Armor(TM), Safariland® and PROTECH®, failed to meet the warranties provided with the vests. On November 5, 2004, the Jacksonville, Florida (Duval County) Circuit Court gave final approval to a settlement reached with the SSPBA which provided that (i) purchasers of certain Zylon®-containing vest models could exchange their vests for other vests manufactured by Armor and, (ii) Armor would continue its internal used-vest testing program (VestCheck(TM)). The other class action suit filed by NAPO, in Ft. Myers, Florida (Lee County), was voluntarily dismissed with prejudice on November 16, 2004.

On August 24, 2005, the United States Department of Justice, NIJ, released its Third NIJ Report. The Third NIJ Report contained, among other items, information and testing data on Zylon® and Zylon®-containing vests, and substantially modified compliance standards for all ballistic-resistant vests with the implementation of the NIJ 2005 Interim Requirements for Ballistic-Resistant Body Armor. As a result of the actions of the NIJ, Armor halted all sales or shipment of any Zylon®-containing vest models effective August 25, 2005, and immediately established a Supplemental Relief (renamed the ZVE) Program that provides either a cash or voucher option to those who purchased Zylon®-containing vests from us through August 29, 2005. The ZVE Program, with the consent of the SSPBA, was given final approval by the Jacksonville, Florida Court on October 27, 2005.

We are also voluntarily cooperating with a request for documents and data received from the Department of Justice, which is reviewing the entire body armor industry’s use of Zylon®, and a subpoena served by the General Services Administration for information relating to Zylon®. On March 27, 2006, we entered into an agreement with the Department of Justice to toll the statute of limitations until September 30, 2006, with regard to possible civil claims the United States could assert against Armor with respect to certain body armor products made by us which contain Zylon®.

Klickitat Litigation.

Stewart & Stevenson and several of its subsidiaries in the Distributed Energy Solutions business are defendants in a suit filed by the Klickitat County Public Utility District No. 1 on December 11, 2003 arising out of claims relating to a landfill gas power generation facility in Roosevelt, Washington, Cause No. CY-03-3175-LRS; Klickitat County Public Utility District No. 1 v. Stewart & Stevenson Services, Inc., Stewart & Stevenson Power, Inc., Sierra Detroit Diesel Allison, Inc., Pamco International, Inc. and Waukesha Engine Dresser, Inc.; in the U.S. District Court for the Eastern District of Washington. The plaintiff has asserted claims with respect to equipment installed and used since 1999 for breach of contract; promissory estoppel; violations of the Washington Products Liability Act; breach of warranties; intentional or negligent misrepresentation; and violations of the Washington Consumer Protection Act and seeks recovery of damages in excess of $15 million. In an order filed April 7, 2006, the court granted partial summary judgment dismissing all but two of plaintiff’s nine causes of action with prejudice. In June 2006, the parties commenced discussions to settle all remaining claims.

Actions involving the Stewart & Stevenson Acquisition.

(i)    Oshkosh Truck Corporation v. Stewart & Stevenson Services, Inc., District Court of Harris County, Texas.    On May 12, 2006, Oshkosh Truck Corporation (‘‘Oshkosh’’) filed a petition seeking to declare void and unenforceable a certain ‘‘standstill’’ provision contained in a confidentiality agreement between Oshkosh and Stewart & Stevenson and to enjoin the merger of Stewart & Stevenson with Armor (the ‘‘Petition’’). The lawsuit was first removed by Stewart & Stevenson to federal court but then remanded back to state court. The court denied the request by Oshkosh for a temporary restraining order and for expedited discovery and scheduled an injunction hearing for June 9, 2006. In the interim, the merger was approved by the shareholders of Stewart & Stevenson and Oshkosh ‘‘passed’’ the preliminary injunction hearing. On May 31, 2006, Stewart & Stevenson filed its Answer denying the material allegations of the Petition and also filed counterclaims for breach of contract, tortious interference and fraudulent inducement arising from Oshkosh’s conduct in its efforts to interfere with the merger. Stewart & Stevenson has also filed special exceptions to the Petition and has moved to dismiss the Petition on the ground, among others, that Oshkosh lacks standing to assert fiduciary claims which belong to Stewart & Stevenson shareholders. Given the consummation of the merger, it now appears that Oshkosh’s Petition is moot, although Oshkosh can amend its claims to seek money damages.

(ii)    Marron v. Ream, et al., United States District Court for the Southern District of Texas.    On April 11, 2006, this lawsuit was filed as a shareholder class action against former Stewart & Stevenson directors and Stewart & Stevenson as a nominal defendant, claiming breach of fiduciary duty in connection with the Armor merger in failing to maximize shareholder value, favoring Armor in lieu of superior offers and failing to disclose material information or disclosing materially false information in proxy materials relating to the Stewart & Stevenson shareholders meeting. The lawsuit was first filed in Texas state court and then removed to federal court. Armor intervened in the action and cross-claimed against Stewart & Stevenson for a declaratory judgment that Stewart & Stevenson cannot waive the prohibitions set forth in its confidentiality agreement with Oshkosh. The case was dismissed by the federal court on procedural grounds. Marron subsequently filed an amended complaint to restructure his claims as a shareholder derivative suit, but that pleading was dismissed for failure to make the required demand on directors. After the 90-day waiting period, which expires July 28, 2006, Marron can file his complaint again.

(iii)    Green Meadows Partners LLP v. Ream, et al., District Court of Harris County, Texas.    On May 24, 2006, this shareholder class and derivative petition was filed against Stewart & Stevenson’s former directors and Stewart & Stevenson as a nominal defendant, seeking an injunction and declaratory judgment challenging the proposed merger of Stewart & Stevenson with Armor, rescission of the acquisition agreement and a constructive trust upon any benefits received as a result of the acquisition. We believe that this action is without merit and intend to vigorously defend the claims. We expect to remove the action to federal court and move to dismiss or stay the claims on the ground, among others, that some of the claims are now moot since the merger has already occurred.

Other Matters

In addition to the above, in the normal course of business and as a result of previous acquisitions, we are subjected to various types of claims and currently have on-going litigation in the areas of product liability, general liability and intellectual property. Our products are used in a wide variety of law enforcement situations and environments. Some of our products can cause serious personal or property injury or death if not carefully and properly used by adequately trained personnel. We believe that we have adequate insurance coverage for most claims that are incurred in the normal course of business. In such cases, the effect on our financial statements is generally limited to the amount of our insurance deductible or self-insured retention. Our annual insurance premiums and self insurance retention amounts have risen significantly over the past several years and may continue to do so to the extent we are able to purchase insurance coverage. At this time, we do not believe any such claims or pending litigation will have a material impact on our financial position, operations and liquidity.

Employees

As of March 31, 2006, we have a total of approximately 7,070 employees, of which approximately 3,890 were employed in the Aerospace & Defense Group including 1,600 at Stewart & Stevenson as of April 29, 2006, approximately 2,250 in the Products Group, approximately 890 in the Mobile Security Division, and approximately 40 in our corporate headquarters and information technology operation.